NEWS RELEASE for April 13, 2009

Contact:	Dina Masi, CFO
Integrated BioPharma, Inc.
Investors@ibiopharma.com
888.319.6962

INTEGRATED BIOPHARMA, INC. ANNOUNCES VOLUNTARY
DELISTING OF ITS COMMON STOCK

HILLSIDE, NJ, April 13, 2009 -- Integrated BioPharma, Inc. (the “Company”) (INBP.PK) today announced that it has notified the NASDAQ Stock Market LLC its intention to voluntarily delist its common stock from the NASDAQ Global Market. The decision to voluntarily delist will eliminate listing fees and result in reduced expenses associated with compliance efforts, such as professional fees and administrative costs.

The Company anticipates that, on or about April 13, 2009, it will file with the Securities and Exchange Commission (“SEC”) a Form 25 relating to the delisting of the Company’s common stock, with the delisting to be effective ten days thereafter.

As a result of the delisting application, on February 27, 2009, the Company ceased trading on the NASDAQ Global Market. Since February 27, 2009, the Company’s common stock has been traded on the Pink Sheets, a centralized electronic quotation system for over-the-counter securities.

About Integrated BioPharma, Inc.

Integrated BioPharma, Inc. (“Integrated BioPharma”) is a unique grouping of companies presently serving the varied needs of the health care industry. Through its core nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. Through its subsidiary, AgroLabs, Inc., Integrated BioPharma distributes and markets healthful nutritional products under the following brands: Naturally Aloe, Naturally Noni, Naturally Pomegranate, Naturally Thai Mangosteen and most recently, Naturally Superberry Upgrade among various other nutritional products. Additionally, through its subsidiary, InB:Manhattan Drug Company, INBP manufactures vitamins and nutritional supplements for sale to distributors, multilevel marketers and specialized health-care providers. Further information is available at http://www.integratedbiopharma.com.

Forward-Looking Statements

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.